CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 1 OF 11 PAGES







===============================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934
                                (Amendment No.1)*


                                 Maxygen, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)


                        Common Stock, $0.0001 par value
-------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   577776107
-------------------------------------------------------------------------------
                                 (CUSIP Number)


                                August 13, 2013
-------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                             [ ] Rule 13d-1(b)
                             [X] Rule 13d-1(c)
                             [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and
for any subsequent   amendment   containing   information  which  would  alter
disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Information regarding beneficial ownership is as of August 21, 2013.

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 2 OF 11 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WEISS ASSET MANAGEMENT LP
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           2,109,711
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      2,109,711
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,109,711
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.59%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IA - Investment Adviser

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 3 OF 11 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  BIP GP LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           1,434,601
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      1,434,601
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  1,434,601
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.16%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 4 OF 11 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  WAM GP LLC
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  DELAWARE
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           2,109,711
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      2,109,711
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,109,711
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.59%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  00 - Limited Liability Company

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 5 OF 11 PAGES


--------------------------------------------------------------------------------
1.                NAME OF REPORTING PERSON/S.S. OR I.R.S. IDENTIFICATION
                  NO. OF ABOVE PERSON

                  ANDREW M. WEISS, PH.D.
--------------------------------------------------------------------------------
2.                CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                  (A) [ ]
                  (B) [ ]
--------------------------------------------------------------------------------
3.                SEC USE ONLY


--------------------------------------------------------------------------------
4.                CITIZENSHIP OR PLACE OF ORGANIZATION

                  USA
--------------------------------------------------------------------------------
                               5.     SOLE VOTING POWER

                                      0
   NUMBER OF                  --------------------------------------------------
    SHARES                     6.     SHARED VOTING POWER
 BENEFICIALLY
   OWNED BY                           2,109,711
    EACH                      --------------------------------------------------
  REPORTING                    7.     SOLE DISPOSITIVE POWER
   PERSON
    WITH:                             0
                              --------------------------------------------------
                               8.     SHARED DISPOSITIVE POWER

                                      2,109,711
--------------------------------------------------------------------------------
9.                AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                  2,109,711
--------------------------------------------------------------------------------
10.               CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
                  CERTAIN SHARES*                                          [ ]
--------------------------------------------------------------------------------
11.               PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  7.59%
--------------------------------------------------------------------------------
12.               TYPE OF REPORTING PERSON*

                  IN - Individual

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 6 OF 11 PAGES


ITEM 1.

      (a) Name of Issuer:  Maxygen, Inc.
                         ------------------------------------------------

      (b) Address of Issuer's Principal Executive Offices:
                          411 Borel Avenue, Suite 616
                          San Mateo, California 94402
                         ------------------------------------------------
ITEM 2.

      (a) and (c): Name and Citizenship of Persons Filing:

       (i)   BIP GP LLC, a Delaware limited liability company ("BIP GP").
       (ii)  WAM GP LLC, a Delaware limited liability company ("WAM GP")
       (iii) Weiss Asset Management LP, a Delaware limited partnership ("Weiss Asset Management").
       (iv)  Andrew M. Weiss, Ph.D., a United States citizen ("Andrew Weiss").

      (b):  Address of Principal Business Office:

      BIP GP, WAM GP, Weiss Asset Management, and Andrew Weiss have a business address of 222 Berkeley St., 16th Floor, Boston, Massachusetts 02116

      (d) Title of Class of Securities: Common Stock, $0.0001 par value
                                       -------------------------------------
      (e) CUSIP Number: 577776107
                       ------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A:

     (a)  [ ] Broker or Dealer registered under Section 15 of the Act
              (15 U.S.C. 78o).
     (b)  [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
     (c)  [ ] Insurance Company as defined in section 3(a)(19) of the Act
              (15 U.S.C. 78c).
     (d) [ ] Investment Company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
     (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act or under the laws of any State.
     (f) [ ] Employee Benefit Plan, Pension fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F).
     (g)  [ ] A Parent Holding Company  or  control  person, in  accordance with
              Section 240.13d-1(b)(ii)(G)(Note: See Item 7).
     (h) [ ] A Savings Association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).
     (i) [ ] A Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).
     (j)  [ ] Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 7 OF 11 PAGES



ITEM 4.   OWNERSHIP

      WEISS ASSET MANAGEMENT*
      (a) Amount Beneficially Owned:    2,109,711
                                     -------------------------------------------
      (b) Percent of Class:     7.59%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:   0
                                                         -----------------------
        (ii)  shared power to vote or to direct the vote:  2,109,711
                                                         -----------------------
        (iii) sole power to dispose or to direct the disposition of:  0
                                                                     -----------
        (iv)  shared power to dispose or to direct the disposition of: 2,109,711
                                                                      ----------


      BIP GP*
      (a) Amount Beneficially Owned:    1,434,601
                                     -------------------------------------------
      (b) Percent of Class:     5.16%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:    0
                                                       ------------------------
        (ii)  shared power to vote or to direct the vote:  1,434,601
                                                         ----------------------
        (iii) sole power to dispose or to direct the disposition of:  0
                                                                    -----------
        (iv)  shared power to dispose or to direct the disposition of: 1,434,601
                                                                      ----------


      WAM GP*
      (a) Amount Beneficially Owned:    2,109,711
                                     -------------------------------------------
      (b) Percent of Class:     7.59%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)   sole power to vote or to direct the vote:    0
                                                        -----------------------
        (ii)  shared power to vote or to direct the vote:  2,109,711
                                                          ---------------------
        (iii) sole power to dispose or to direct the disposition of:  0
                                                                     ----------
        (iv)  shared power to dispose or to direct the disposition of: 2,109,711
                                                                      ----------

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 8 OF 11 PAGES



ANDREW M. WEISS, PH.D.*
      (a) Amount Beneficially Owned:    2,109,711
                                     -------------------------------------------
      (b) Percent of Class:     7.59%
                            ----------------------------------------------------
      (c) Number of shares as to which such person has:

        (i)  sole power to vote or to direct the vote:    0
                                                       -------------------------
        (ii) shared power to vote or to direct the vote:  2,109,711
                                                        ------------------------
        (iii) sole power to dispose or to direct the disposition of:   0
                                                                    ------------
        (iv) shared power to dispose or to direct the disposition of: 2,109,711
                                                                     -----------
-----------------------
* Shares reported for BIP GP include shares beneficially owned by a private investment partnership (the "Partnership") of which BIP GP is the sole general partner. Weiss Asset Management is the sole investment manager to the Partnership and a private investment company (the "Company"). WAM GP is the sole general partner of Weiss Asset Management. Andrew Weiss is the managing member of WAM GP and BIP GP. Shares reported for WAM GP, Andrew Weiss and Weiss Asset Management include shares beneficially owned by the Partnership (and reported above for BIP GP) and the Company.

Each of BIP GP, WAM GP, Weiss Asset Management and Andrew Weiss disclaims beneficial ownership of the shares reported herein as beneficially owned by each except to the extent of their respective pecuniary interest therein. The percent of class computations are based on 27,788,749 shares of Common Stock, $0.0001 par value issued and outstanding as of July 31, 2013, as reported in the 10-Q filed with the SEC on August 7, 2013.



ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [].


ITEM 6.   OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

      Not Applicable

CUSIP NO. 577776107             SCHEDULE 13G/A              PAGE 9 OF 11 PAGES



ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

      Not Applicable


ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

      Not Applicable



ITEM 10.  CERTIFICATION

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



ITEM 11.  MATERIALS TO BE FILED AS EXHIBITS

Exhibit 1	Joint Filing Agreement

CUSIP NO. 577776107             SCHEDULE 13G/A             PAGE 10 OF 11 PAGES


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I hereby certify that the information set forth in this statement is true, complete and correct.

Dated:  August 21, 2013


                            WEISS ASSET MANAGEMENT LP


                            By:  /s/ Georgiy Nikitin
                            -----------------------------------
                            Georgiy Nikitin, Chief Compliance Officer



                            BIP GP LLC


                            By:  /s/ Georgiy Nikitin
                            -----------------------------------
                            Georgiy Nikitin, Chief Compliance Officer



                            WAM GP LLC


                            By:  /s/ Georgiy Nikitin
                            -----------------------------------
                            Georgiy Nikitin, Chief Compliance Officer



                           ANDREW M. WEISS, PH.D.


                           By:  /s/ Georgiy Nikitin
                           -----------------------------------
                           Georgiy Nikitin, Attorney-in-Fact for Andrew M. Weiss

CUSIP NO. 577776107             SCHEDULE 13G/A             PAGE 11 OF 11 PAGES



                                 Exhibit 1

                             JOINT FILING AGREEMENT

       In accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended, Weiss Asset Management LP, BIP GP LLC, WAM GP LLC and Andrew
M. Weiss, hereby agree to the joint filing on behalf of each of them of a statement on Schedule 13G and/or 13D (including any and all amendments thereto) with respect to the Common Stock, $0.0001 par value, of Maxygen, Inc., and further agree that this Joint Filing Agreement, as may be amended from time to time, shall be included as an Exhibit to such joint filings.

       The undersigned further agree that each party hereto is responsible for the timely filing of such Statement on Schedule 13G and/or 13D and any amendments thereto, and for the accuracy and completeness of the information concerning such party contained therein; provided, however, that no party is responsible for the accuracy or completeness of the information concerning any other party, unless such party knows or has reason to believe that such information is inaccurate.

       This Joint Filing Agreement may be signed in counterparts with the same effect as if the signature on each counterpart were upon the same instrument.

       IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 3, 2013.



                          WEISS ASSET MANAGEMENT LP

                          By:  /s/ Daniel Bradford
                          -----------------------------------
                          Daniel Bradford, General Counsel


                          BIP GP LLC

                          By:  /s/ Daniel Bradford

                          -----------------------------------
                          Daniel Bradford, General Counsel


                          WAM GP LLC

                          By:  /s/ Daniel Bradford
                          -----------------------------------
                          Daniel Bradford, General Counsel


                          Andrew M. Weiss

                          By:  /s/ Daniel Bradford
                          -----------------------------------
                          Daniel Bradford, Attorney-in-Fact for Andrew M. Weiss